Exhibit 99.1

Arrowhead Reports Fiscal 2014 Second Quarter Financial Results

- Conference Call Today at 4:30 p.m. EDT

PASADENA, Calif.--(BUSINESS WIRE)--May 6, 2014--Arrowhead Research Corporation (NASDAQ: ARWR), a biopharmaceutical company developing targeted RNAi therapeutics, today announced financial results for its fiscal 2014 second quarter ended March 31, 2014. The company is hosting a conference call at 4:30 p.m. EDT to discuss results. To participate in the conference call, please dial 855-215-6159 (toll free from the US) or 315-625-6887 (for international callers) and enter Conference ID 35127223. Investors may also access a live audio webcast of this conference call on the Company's website at http://www.arrowheadresearch.com/presentations.

A replay of the webcast will be available approximately two hours after the conclusion of the call and will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be available for 7 days. The audio replay can be accessed by dialing 855-859-2056 (toll free from the US), or 404-537-3406 (for international callers) and entering Conference ID 35127223.

Fiscal 2014 Second Quarter and Recent Company Highlights

  Began dosing patients in a Phase 2a study of lead candidate ARC-520 against chronic hepatitis B infection;
  Completed first dose cohort in ARC-520 Phase 2a study;
  Completed an equity financing with gross proceeds of $120 million;
  Scheduled an analyst and R&D Day for June 19 in New York City to discuss our next clinical candidate for a rare liver indication;
  Upgraded NASDAQ listing to the Global Select Market;
  Hired additional R&D staff in key areas, including manufacturing, toxicology, chemistry, biology, quality assurance, and regulatory and clinical operations to support rapid development of ARC-520 and additional clinical candidates.

Selected Fiscal 2014 Second Quarter Financial Results

Net loss attributable to Arrowhead for the quarter was $13.9 million, or $0.31 per share based on 44.3 million weighted average shares outstanding. This compares with a net loss attributable to Arrowhead of $6.8 million, or $0.41 per share based on 16.5 million weighted average shares outstanding, for the quarter ended March 31, 2013.

Total operating expenses for the quarter were $11.3 million, compared to $5.4 million for the quarter ended March 31, 2013. Research and development related expenses were $5.2 million and $1.3 million for general and administrative expenses.

Net cash used in operating activities for the first six months of fiscal 2014 was $14.7 million, compared with $8.3 million in the prior year period.

The company’s cash and investments of cash were $194.7 million at March 31, 2014, compared to $29.8 million at September 30, 2013. The increase in the cash balance reflects financings completed in February and October, plus cash inflow from exercise of warrants and stock options of $8 million.

Common shares outstanding at March 31, 2014, were 51.9 million, and 57.5 million assuming conversion of preferred stock outstanding.

About ARC-520

Arrowhead’s RNAi-based candidate ARC-520 is designed to treat chronic HBV infection by reducing the expression and release of new viral particles and key viral proteins. The goal is to achieve a functional cure, which is an immune clearant state characterized by hepatitis B s-antigen negative serum with or without sero-conversion. The siRNAs in ARC-520 intervene at the mRNA level, upstream of where nucleotide and nucleoside analogues act. In transient and transgenic mouse models of HBV infection, a single co-injection of Arrowhead’s DPC delivery vehicle with cholesterol-conjugated siRNA targeting HBV sequences resulted in multi-log knockdown of HBV RNA, proteins and viral DNA with long duration of effect. Arrowhead has completed enrollment in a Phase 1 single ascending dose study in normal volunteers. The company is conducting a single dose Phase 2a study in chronic HBV patients, which it expects to follow with a multi-dose, multi-national Phase 2b study. Approximately 350 million people worldwide are chronically infected with the hepatitis B virus. Chronic HBV infection can lead to cirrhosis of the liver and is responsible for 80% of primary liver cancers.

About Arrowhead Research Corporation

Arrowhead Research Corporation is a biopharmaceutical company developing targeted RNAi therapeutics. The company is leveraging its proprietary drug delivery technologies to develop targeted drugs based on the RNA interference mechanism that efficiently silences disease-causing genes. Arrowhead technologies also enable partners to create peptide-drug conjugates that specifically home to cell types of interest while sparing off-target tissues. Arrowhead’s pipeline includes clinical programs in chronic hepatitis B virus and partner-based programs in obesity and oncology.

For more information please visit http://www.arrowheadresearch.com, or follow us on Twitter @ArrowRes. To be added to the Company's email list to receive news directly, please send an email to ir@arrowres.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to finance our operations, the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Arrowhead Research Corporation's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

CONTACT:
Arrowhead Research Corporation
Vince Anzalone, CFA
626-304-3400
ir@arrowres.com
or
Investor Relations:
The Trout Group
Lauren Glaser
646-378-2972
ir@arrowres.com
or
Media:
Russo Partners
Martina Schwarzkopf, Ph.D.
212-845-4292
martina.schwarzkopf@russopartnersllc.com